Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David E. Sparks
February 29, 2008	First Priority Bank
Phone: 610-280-7100
First Priority Financial Corp. Completes Acquisition of Prestige Community Bank
First Priority President Mary Ann Messmer to lead Prestige team
MALVERN, PA—February 29, 2008—First Priority Financial Corp. has completed its acquisition of Prestige Community Bank (“Prestige”), a de novo bank headquartered in Newtown, Bucks County. Prestige, with its main branch in Newtown, PA and a second branch in Pipersville, PA, merged into First Priority Bank as of the close of business today and will operate as a separate division of First Priority Bank under the name Prestige Community Bank.
Mary Ann Messmer, President of the Malvern-based First Priority Bank, will assume responsibility as President of Prestige. Messmer, who will also continue in her role at First Priority Bank, has served as President of First Priority Bank since its opening in January, 2005. She was previously Senior Vice President and Head of Private Banking for Millennium Bank, Malvern, PA.
“I am excited about working with the Prestige team to build on the success that both our institutions have achieved.” said Messmer. “Prestige shares First Priority’s ongoing commitment to providing the highest level of personal service, and the merger of Prestige Community Bank with First Priority Bank enables us to better serve our customers in both communities with the products and services they need.”
“We are extremely pleased to have completed the merger of Prestige and First Priority Bank,” said David E. Sparks, Chairman and Chief Executive Officer of First Priority Financial Corp. and First Priority Bank. “Together we offer broader market coverage, a stronger capital position, and a superb team of professionals delivering our banking and wealth management services. The improved capital position of the combined organization allows us to be more competitive in the marketplace, and while the volatility in today’s markets has led to increased concerns over credit availability, we are actively looking to build and grow our lending activities in the markets we serve.”
About First Priority Financial Corp.
First Priority Financial Corp., with total deposits of $130.1 million and total assets of $189.2 million as of December 31, 2007, including the acquisition of Prestige, is the holding company of First Priority Bank, a Pennsylvania state-chartered, FDIC insured, full service bank offering a broad range of personal and corporate banking products and services. First Priority Bank is headquartered in the Great Valley Corporate Center in Malvern, PA, with a second branch serving Berks County. For more information, visit www.fpbk.com or call 610-280-7100.